AMENDED AND RESTATED

APPENDIX B

CUSTODY AGREEMENT

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated March 2, 2015, with UMB Bank, n.a. (“Custodian”), the Green Century Funds, and Green Century Capital Management, Inc. and agree to be bound by all the terms and conditions contained in said Agreement:

Green Century Equity Fund

Green Century Balanced Fund

Green Century MSCI International Index Fund

GREEN CENTURY FUNDS

Attest:	By:	/s/ Kristina Curtis
	Name:	Kristina Curtis
	Title:	President
	Date:	8/24/16

UMB BANK, N.A.

Attest:	By:	/s/ Peter Bergman
	Name:	Peter Bergman
	Title:	Vice President
	Date:	8/26/16

GREEN CENTURY CAPITAL MANAGEMENT, INC.

Attest:	By:	/s/ Kristina Curtis
	Name:	Kristina Curtis
	Title:	Treasurer
	Date:	8/24/16